Exhibit 2.1

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

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CERTAIN INFORMATION CONTAINED IN THIS AGREEMENT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***] BECAUSE IT IS BOTH: (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Business Combination Agreement

regarding an investment of

Worthington Steel GmbH

and

Worthington Steel, Inc.

in

Klöckner & Co SE

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

Business Combination Agreement

by and between

(1)

Worthington Steel GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, with registered seat in Stuttgart, Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Stuttgart under HRB 801625,

– herein “Bidder” –

and

(2)

Worthington Steel, Inc., a corporation established under Ohio law, with its principal executive office at 100 West Old Wilson Bridge Road, Columbus, Ohio 43085, USA, registered with the Secretary of State of the State of Ohio under number 5007932,

– herein “WST” –

and

(3)

Klöckner & Co SE, a European company (Societas Europaea) organized under the laws of Germany, with registered seat in Dusseldorf, Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Dusseldorf under HRB 109982,

– herein “Company” –

– the Bidder, WST and the Company shall herein also be referred to each as “Party” and collectively as “Parties” –

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

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TABLE OF CONTENTS

1.	Interpretation and Definitions	6
2.	Beginning of the Offer Proceedings	11
3.	Launch of the Takeover Offer	12
4.	Deal Protection and Future Support of the Takeover Offer	18
5.	Recommendations by the Company’s Corporate Bodies	20
6.	Business Strategy	23
7.	Corporate Governance	23
8.	Sites and Locations; Workforce and Employees	24
9.	Integration Framework; Integration Committee	25
10.	Corporate Measures	26
11.	Company Covenants	27
12.	Bidder’s Financing Commitments	31
13.	Approval by Corporate Bodies	36
14.	General Cooperation Principles regarding Regulatory Approvals	37
15.	Effectiveness, Term and Termination	38
16.	Notices	40
17.	Miscellaneous	42

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

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RECITALS

(A)

WHEREAS, the Company is a European company (Societas Europaea) organized under the laws of Germany, with registered seat in Dusseldorf, Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Dusseldorf under HRB 109982. The Company and its subsidiaries within the meaning of Section 17 German Stock Corporation Act (Aktiengesetz) (herein “AktG”) from time to time are hereinafter also referred to as “Group Companies” and collectively the “Group”.

(B)

WHEREAS, the registered share capital of the Company amounts to EUR 249,375,000.00 and is divided into 99,750,000 no-par value registered shares (auf den Namen lautende Stückaktien), each representing a notional share in the registered share capital (rechnerische Beteiligung am Grundkapital) of EUR 2.50 (herein “Company Shares”). The Company Shares are listed on the regulated market (Prime Standard) of the Frankfurt Stock Exchange (ISIN: DE000KC01000). The Company does not hold any treasury shares.

(C)

WHEREAS, the Bidder is a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, with registered seat in Stuttgart, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Stuttgart under HRB 801625. The Bidder is an indirectly wholly owned subsidiary of WST, a corporation organized under the laws of the State of Ohio, registered with the Secretary of State of the State of Ohio under registration number 5007932, which shares are admitted to trading on the regulated markets in the United States of America (New York Stock Exchange, NYSE).

(D)

WHEREAS, the Bidder intends to combine its business with the business of the Group by submitting a voluntary public cash takeover offer (Übernahmeangebot) (herein “Takeover Offer”) within the meaning of Section 29 para. 1 German Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) (herein “WpÜG”) to the shareholders of the Company for all Company Shares, including such 41,428,687 Company Shares that are to be tendered into the Takeover Offer pursuant to an irrevocable undertaking between the Bidder and SWOCTEM GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, with registered seat in Haiger, Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Wetzlar under HRB 3483 (such Company Shares, the “Irrevocable Shares”) (herein “Transaction”).

Project Shield | Business Combination Agreement

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15 January 2026

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(E)

WHEREAS, by entering into this business combination agreement (herein “Agreement”), the Parties, inter alia, wish to foster a strategic partnership between the Bidder and its Affiliates on the one hand and the Company on the other hand as well as to raise the long-term, sustained value of the business of the Group, as further detailed in this Agreement.

(F)

WHEREAS, the Company’s management board (Vorstand) (herein “Management Board”) and its supervisory board (Aufsichtsrat) (herein “Supervisory Board”) have, based on the information available to them to date, taken the view that the Takeover Offer is in the best interest of the Company including the Company’s shareholders, employees, and other stakeholders. The Management Board and the Supervisory Board have concluded that the cooperation with the Bidder as a reliable and strategic partner entails significant strategic advantages for the Company, by strengthening the Company’s business and generating growth.

(G)

WHEREAS, the Parties acknowledge that the Management Board and the Supervisory Board shall at all times be free to take decisions and carry out measures, if and to the extent such decisions or measures are in the best interest of the Company and the Company’s shareholders, employees, and other stakeholders and are required under their respective Fiduciary Duties (as defined below).

(H)

WHEREAS, this Agreement sets forth the principal terms and conditions of the Takeover Offer as well as the mutual intentions and understandings of the Parties with regard thereto, the future organizational and corporate governance structure of the Company, and the business strategy to be pursued by the Takeover Offer.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Interpretation and Definitions

1.1

Capitalized terms used in this Agreement shall have the meaning assigned to the respective term anywhere in this Agreement. Section 1.11 lists the terms defined in this Agreement for information purposes.

1.2

Throughout this Agreement, foreign legal terms shall be interpreted as referring to the most closely related relevant German legal term or concept or, where a German translation has been added to a legal term, to the relevant legal term or concept assigned to them by the German translation. Where jurisdictions other than Germany are concerned, reference shall be made to the legal term or concept of that jurisdiction that comes as close as possible to the relevant German legal term or concept. In case of any contradiction between legally mandatory provisions under the WpÜG (including any regulation promulgated thereunder), as interpreted by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht – “BaFin”) and competent German courts, the respective provisions under, and interpretation of, the WpÜG shall prevail and this Agreement shall be amended to reflect the Parties’ intentions to the utmost extent.

1.3

Whenever in this Agreement a reference is made to a certain legal entity (e.g., the Company, Bidder, etc.), this reference shall always include any legal successor of the referred entity (e.g., the surviving entity in a merger).

1.4

The table of contents as well as the headings of the sections and subsections in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof.

1.5

Words such as “hereof”, “herein” or “hereunder” and words of similar import refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement. The terms “include” or “including” shall mean “include/including, without limitation”. The term “or” shall mean “and/or” unless used in combination with the term “either” or where the context requires otherwise. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

1.6	References to “writing” (or similar wording) include communication made by post, facsimile, or email.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

1.7

Where this Agreement requires a Party to use “best efforts,” this shall require such Party to take all such efforts which are from the perspective of a prudent business person reasonable and appropriate (alle wirtschaftlich vernünftigen und angemessenen Bemühungen unternehmen).

1.8	For the avoidance of doubt, the obligations applicable to the Supervisory Board members in this Agreement shall not apply to SWOCTEM GmbH.

1.9

The Exhibits to this Agreement are an integral part of this Agreement. Any reference to this Agreement includes this Agreement and the Exhibits as a whole, and any reference to a specific provision of this Agreement includes the Exhibits referenced therein. Exhibit 1.9 sets forth a list of the Exhibits to this Agreement for information purposes.

1.10	Certain Definitions

For the purpose of this Agreement, the following terms shall have the following meaning:

“Action”	means any claim, charge, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before, or otherwise involving, any governmental authority).

“Affiliate”	means, in relation to a person or other entity, any person or other entity which directly or indirectly (i) controls such person or other entity by way of the majority of capital or voting rights or (ii) is thus controlled by such person or other entity or (iii) is thus controlled by the same person or entity as such person or other entity.

“Becker Group”	means Becker Stahl-Service GmbH, Becker Stainless GmbH, Becker-Stainless Center GmbH, Becker Aluminium Service GmbH, Umformtechnik Stendal GmbH and Umformtechnik Stendal UTS s.r.o.

Project Shield | Business Combination Agreement

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15 January 2026

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“Business Days”	means any day other than a Saturday, Sunday or other day on which banks in Dusseldorf, Germany, and New York City, United States of America are generally closed.

“Business Plan”	means the Company’s business plan dated 9 December 2025 with the VDR reference 1.8.2, KCO_Agenda Papers SB SBM_2025-09-12.

“Court”	means any court of law in a Member State of the European Union, the United Kingdom, the United States, Mexico, Saudi Arabia, Serbia or Switzerland.

“Fiduciary Duties”	means (i) the respective responsibilities and duties of the Management Board and the Supervisory Board under German law, specifically the fiduciary duties, (ii) the duty of care and loyalty under Sections 93 and 116 AktG, the concept of managerial neutrality (Section 33 WpÜG) and further requirements under the WpÜG and the WpÜG AngebV, and (iii) managerial and/or supervisory tasks and duties, including, but not limited to, the business judgment rule (Sections 76, 93 as well as 116 AktG). The Management Board and Supervisory Board may only disregard their obligations under this Agreement with regard to their Fiduciary Duties if compliance with such obligations would constitute a breach of their respective Fiduciary Duties, based on the advice of their financial and/or legal advisors.

Project Shield | Business Combination Agreement

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“Financing Parties”	means, at any time, the persons that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Committed Financing or any other financing (including the parties to the Debt Commitment Documentation and any agreements, any joinder agreements, engagement letters, underwriting agreements, indentures, loan agreements or credit agreements entered into in connection therewith), including the agents, arrangers, lenders, underwriters, initial purchasers, placement agents and other entities that have committed to provide or arrange or have otherwise entered into agreements in connection with all or part of the Committed Financing.

“Long Stop Date”	means no later than within 12 months following the expiration of the initial Acceptance Period or such earlier date as included in the Offer Document upon the request of BaFin.

“Material Group Companies”	means all Group Companies other than non-operative and/or dormant Group Companies.

“Order”	means any order, resolution, decision, judgment, decree, or other determination of a Court.

“Representatives”	mean any of the respective Party’s Affiliates, and its and their respective officers, directors, employees, financiers and advisers (including attorneys, auditors, investment advisers and financial advisors), and with respect to the Group, to the extent each of them acting on behalf or with the consent of the Company or any Group Company.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

1.11	List of Definitions

Acceptance Period	as defined in Section 3.4
Action	as defined in Section 1.10
Ad Hoc Announcement	as defined in Section 2.1.2
Affiliate	as defined in Section 1.10
Agreement	as defined in Recital (E)
AktG	as defined in Recital (A)
Back-Stop Financing	as defined in Section 12.3.4
BaFin	as defined in Section 1.2
Becker Group	as defined in Section 1.10
Bidder	as defined in the List of Parties
Business Combination Plan	as defined in Section 9.2
Business Days	as defined in Section 1.10
Business Plan	as defined in Section 1.10
Clearances	as defined in Section 3.5.1
Closing	as defined in Section 4.1
Committed Financing	as defined in Section 12.1
Company	as defined in the List of Parties
Company Shares	as defined in Recital (B)
Competing Merger	as defined in Section 4.3
Competing Offer	as defined in Section 4.3
Competing Transaction	as defined in Section 4.3
Confidential Information	as defined in Section 17.1.2
Confidentiality Agreement	as defined in Section 17.1.1
Court	as defined in Section 1.10
Debt Commitment Documentation	as defined in Section 12.1
Delisting	as defined in Section 10.1
DPLTA	as defined in Section 10.2
FDI Clearances	as defined in Section 3.5.2
Fiduciary Duties	as defined in Section 1.10
Financing Parties	as defined in Section 1.10
FSR Clearance	as defined in Section 3.5.3
Group	as defined in Recital (A)
Group Companies	as defined in Recital (A)
Independent Expert	as defined in Section 3.5.9
Integration Committee	as defined in Section 9.2
Irrevocable Shares	as defined in Recital (D)
Long Stop Date	as defined in Section 1.10
Management Board	as defined in Recital (F)
MAR	as defined in Section 2.1.2
Material Compliance Breach	as defined in Section 3.5.9
Material Compliance Violation	as defined in Section 3.5.9
Material Group Companies	as defined in Section 1.10
Merger Control Clearances	as defined in Section 3.5.1
Minimum Acceptance Condition	as defined in Section 3.5.4

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

Minimum Acceptance Threshold	as defined in Section 3.5.4
Offer Announcement	as defined in Section 2.1.1
Offer Conditions	as defined in Section 3.5
Offer Document	as defined in Section 2.3
Offer Price	as defined in Section 3.3
Order	as defined in Section 1.10
Party / Parties	as defined in the List of Parties
Planned 2025 Dividend	as defined in Section 3.5.5
Refinancing Amount	as defined in Section 12.3.1
Relevant Company Financing Arrangements	as defined in Section 12.3.1
Replacement Facilities	as defined in Section 12.3.3
Representatives	as defined in Section 1.10
Response Statement	as defined in Section 5.1
Squeeze-out	as defined in Section 10.3
Superior Offer	as defined in Section 4.4.2
Supervisory Board	as defined in Recital (F)
Takeover Offer	as defined in Recital (D)
Transaction	as defined in Recital (D)
UmwG	as defined in Section 10.3
WpÜG	as defined in Recital (D)
WpÜG AngebV	as defined in Section 3.1
WST	as defined in the List of Parties
WST Commitment Letter	as defined in Section 12.1

2.	Beginning of the Offer Proceedings

2.1	Formal Publications: Immediately after the signing of this Agreement,

2.1.1

the Bidder shall publish the decision regarding the launch of the Takeover Offer, also stating the offered consideration, pursuant to Section 10 WpÜG as set forth in Exhibit 2.1.1 (herein “Offer Announcement”); and

2.1.2	the Company shall publish an ad hoc announcement pursuant to Art. 17 para. 1 European Market Abuse Regulation (herein “MAR”) as set forth in Exhibit 2.1.2 (herein “Ad Hoc Announcement”).

2.2

Press Releases: Promptly after the Bidder’s publication of the Offer Announcement and the Company’s publication of the Ad Hoc Announcement, the Company on the one hand and the Bidder and/or WST on the other hand shall each publish press releases in respect of the Takeover Offer as set forth in Exhibit 2.2. The Company on the one hand and the Bidder and/or WST on the other hand shall reasonably coordinate their respective overall communication strategy including towards business partners and employees as well as any further press releases or other forms of communication to the public or the press in respect of the Takeover Offer.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

2.3

Offer Document: The Ad Hoc Announcement and the press releases pursuant to Section 2.1.2 and Section 2.2 above shall reflect that the Management Board and the Supervisory Board welcome and, subject to a review of the published offer document within the meaning of Section 11 WpÜG (herein “Offer Document”), support the Takeover Offer, and that the members of the Management Board and the Supervisory Board, to the extent they directly hold Company Shares, for the avoidance of doubt except with respect to Company Shares indirectly held by Friedhelm Loh which shall be subject to a separate agreement, and to the extent legally permissible, intend to tender such shares into the Takeover Offer.

2.4

Disclosure of Material Content: The Company hereby agrees that the Bidder will disclose a summary of the material content of this Agreement as part of the Offer Document as well as in the press release by WST and/or the Bidder referred to in Section 2.2 above. Further, the Company hereby agrees that WST and/or the Bidder may disclose this Agreement in whole or in part as part of its or its Affiliates filings with the U.S. Securities and Exchange Commission. Conversely, the Bidder hereby agrees that the Company will disclose a summary of the material content of this Agreement in the press release referred to in Section 2.2 above as well as in the Response Statement regarding the Takeover Offer.

3.	Launch of the Takeover Offer

3.1

Preparation of the Offer Document: The Bidder shall prepare the Offer Document in accordance with applicable law, in adherence to best market practices for takeovers of German target companies listed on the regulated market of a German stock exchange and the terms of this Agreement. The Takeover Offer shall comply in respect to content and form with the rules for a takeover offer under the WpÜG, the German Takeover Act Offer Ordinance (WpÜG-Angebotsverordnung) (herein “WpÜG AngebV”), and the terms of the Takeover Offer as set forth in this Agreement. The Bidder shall submit the Offer Document to BaFin as soon as reasonably practicable after the date hereof. The Bidder shall not request an extension of the regular statutory submission period of four (4) weeks. The Bidder shall publish the Offer Document without undue delay (unverzüglich) after approval by BaFin.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

3.2

Cooperation: The Bidder shall prepare the Offer Document in reasonable cooperation and consultation with the Company and its advisors. Specifically, the Bidder shall give the Company and its advisors reasonable opportunity to review and comment on the draft Offer Document at least five (5) Business Days prior to the first submission to BaFin and, to the extent reasonably practicable, within reasonable time periods prior to every following filing of the draft Offer Document with BaFin. The Bidder shall (i) give due consideration in good faith to and reasonably reflect the Company’s comments, provided that those comments are received sufficiently in advance of the submission of the Offer Document to BaFin, and (ii) use best efforts to respond as promptly as reasonably possible to any comments from BaFin with respect to the Offer Document. The Bidder shall be solely responsible for the content of the Offer Document and neither the Company nor its advisors shall assume or be deemed to have assumed any responsibility or liability for the content of the Offer Document or its compliance with the provisions of the WpÜG. The Bidder will keep the Company fully informed about the approval process with BaFin, including amendments to the Offer Document as requested by BaFin, and will timely provide the Company with a copy of each draft of the Offer Document that is submitted to BaFin. To the extent legally permissible, the Company will use best efforts to provide the Bidder and its advisors as promptly as reasonably possible with the information reasonably required for the preparation of the Offer Document.

3.3

Offer Price: The consideration offered for the Company Shares in the Takeover Offer shall be a cash consideration in the amount of EUR 11.00 (in words: eleven Euros) per Company Share, subject to any increases either made voluntarily or in accordance with the provisions of the WpÜG (including any claims under Section 31 para. 4 through 6 WpÜG) (herein “Offer Price”).

3.4

Acceptance Period: The Takeover Offer shall provide for an initial acceptance period of not more than five (5) weeks but be no less than twenty (20) U.S. business days (to be determined as set forth in Rule 14d-1(g)3 and Rule 14e-1(a) of the U.S. Securities Exchange Act of 1934, as amended) and may be extended by the Bidder only if such extension is previously approved by the Company in writing upon written request by the Bidder (herein “Acceptance Period”), unless extended by mandatory law.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

3.5

Other Conditions: Subject to the approval by BaFin, as actually set out in the published Offer Document to reflect changes requested by BaFin, the Takeover Offer shall be subject only to the following conditions (herein “Offer Conditions”):

3.5.1

Merger Control Clearances: To the extent such clearances have not been granted or are not deemed to have been granted under the applicable merger control laws prior to the publication of the Offer Document, all applicable merger control clearances in the countries listed in Exhibit 3.5.1 required to consummate the Transaction are either (i) granted by the competent merger control authorities, or (ii) deemed to have been granted under the applicable merger control laws, or (iii) not required to be obtained as the competent authorities have confirmed that they do not have or do not assume jurisdiction over the Transaction, in each case no later than the Long Stop Date (herein “Merger Control Clearances” and together with any FDI Clearances and FSR Clearance “Clearances”).

3.5.2

FDI Clearances: To the extent such clearances have not been granted or are not deemed to have been granted under the applicable foreign direct investment laws prior to the publication of the Offer Document, all foreign direct investment control clearances in the countries listed in Exhibit 3.5.2 required as a prerequisite to consummate the Transaction are (i) granted by the competent authorities, or (ii) deemed to have been granted by the competent authorities under the applicable foreign direct investment control laws, or (iii) not required to be obtained as the competent authorities have confirmed that they do not have or do not assume jurisdiction over the Transaction, in each case no later than the Long Stop Date (herein “FDI Clearances”).

3.5.3

FSR Clearance: To the extent such clearance has not been granted prior to the publication of the Offer Document, foreign subsidies control clearance is (i) either granted by the European Commission under the Regulation (EU) 2022/2560 of the European Parliament and of the Council on Foreign Subsidies Distorting the Internal Market, or (ii) the Transaction is deemed to have been cleared thereunder, no later than the Long Stop Date (herein “FSR Clearance”).

3.5.4	Minimum Acceptance: As of the expiration of the Acceptance Period, the sum of the number of

(i)

tendered Company Shares including the Irrevocable Shares, i.e., the Company Shares for which the acceptance of the Takeover Offer has been effectively declared until the expiry of the Acceptance Period and for which no withdrawal of the agreement concluded by the acceptance of the Takeover Offer has been effectively declared,

(ii)

Company Shares for which the Bidder or any person acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG have concluded an agreement outside of the Offer, which entitles them to demand, without the obligation to retransfer, the transfer of title to those Company Shares,

Project Shield | Business Combination Agreement

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(iii)	Company Shares held by the Bidder or any person acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG,

(iv)	Company Shares that are attributed to the Bidder or any person acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG pursuant to Section 30 WpÜG, and

(v)	Company Shares that are attributed to the Bidder or any person acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG pursuant to Section 38 WpHG equals at least 65% (in words: sixty-five per cent) of the Company Shares issued as of the expiration of the Acceptance Period (herein “Minimum Acceptance Condition” and the threshold “Minimum Acceptance Threshold”) (corresponding to 64,837,500 Company Shares at the time of the publication of the Offer Document), whereby the Company Shares which are subject to several of the preceding subsections are to be taken into account only once.

3.5.5

No Unplanned Dividend: Between the publication of the Offer Document and the expiration of the Acceptance Period, no shareholders’ resolution of a shareholders’ meeting of the Company approving the distribution of a dividend by the Company, except for a dividend per Company Share for the financial year 2025 in the amount of up to EUR 0.20 (in words: twenty cents) (“Planned 2025 Dividend”), has been adopted.

3.5.6

No Insolvency, no dissolution: Between the publication of the Offer Document and the expiration of the Acceptance Period, the Company has not published an ad hoc notification pursuant to Art. 17 MAR or any other public announcement that (i) insolvency proceedings under German law have been opened in respect of the assets of the Company, (ii) the Management Board has applied for such proceedings to be opened or (iii) there are grounds that would require an application for the opening of insolvency proceedings. Between the publication of the Offer Document and the expiration of the Acceptance Period, the shareholders’ meeting of the Company has not adopted a resolution to dissolve the Company.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

3.5.7	No Capital Increase, no share buy-back: Between the publication of the Offer Document and the expiration of the Acceptance Period, none of the following events has occurred:

(i)

the Company has issued, or the shareholders’ meeting of the Company has adopted a resolution on the issuance of any additional share capital of the Company, including (A) any capital increase from capital reserves (Kapitalerhöhung aus Gesellschaftsmitteln), and/or (B) the issuance of rights or instruments (including those under Section 221 AktG) giving the right to subscribe for new shares in the Company (including under the Company’s conditional capital);

(ii)

the Company has published an ad hoc announcement pursuant to Art. 17 MAR or any other public announcement pursuant to which the Management Board and/or the Supervisory Board have adopted a resolution (A) to increase the share capital of the Company from authorized capital or (B) to issue rights or instruments (including those under Section 221 AktG) giving the right to subscribe for shares in the Company;

(iii)

the Company has published an ad hoc announcement pursuant to Art. 17 MAR or any other public announcement pursuant to which the Company has implemented, or the shareholders’ meeting of the Company has adopted a resolution to implement, a share split, reverse share split or any other measure that changes or would, if implemented, change the registered share capital of the Company or its composition; or

(iv)

the Company has published an ad hoc announcement pursuant to Art. 17 MAR or any other public announcement pursuant to which the Company (A) has acquired or resolved to acquire own shares or (B) has granted, sold, contracted to sell, transferred, or otherwise disposed of any treasury shares.

3.5.8

No prohibition of the Takeover Offer: Between the publication of the Offer Document and the expiry of the Acceptance Period, the Bidder has not received any Order from any Court which is still in effect immediately prior to the expiry of the Acceptance Period prohibiting continuation or consummation of the Takeover Offer.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

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3.5.9	Compliance: Between the publication of the Offer Document and the expiry of the Acceptance Period, neither

(i)

has the Company published circumstances by way of an ad hoc announcement pursuant to Art. 17 MAR that constitute a criminal offense (Straftat) or administrative offense (Ordnungswidrigkeit) under applicable financial reporting, anti-bribery, anti-corruption, anti-trust or anti-money laundering laws (the “Material Compliance Breach”) by the Company, any Group Company or any member of the Company’s or the relevant Group Company’s management board or supervisory board or authorized signatories (Prokuristen) or employees, each acting on behalf of the Company or a Group Company, nor

(ii)

have circumstances occurred that constitute a Material Compliance Breach by the Company, any Group Company or any member of the Company’s or the relevant Group Company’s management board or supervisory board or authorized signatories (Prokuristen) or employees, each acting on behalf of the Company or a Group Company, that would have had to be published by way of an ad hoc announcement pursuant to Art. 17 MAR or that the Company did not publish because of delay of the disclosure pursuant to Art. 17 para. 4 MAR

(each a “Material Compliance Violation”).

The opinion of an independent expert, which for these purposes shall be Kroll, LLC (the “Independent Expert”), shall exclusively determine whether circumstances have occurred during the Acceptance Period that constitute a Material Compliance Violation. If (i) the Independent Expert confirms that circumstances have occurred during the Acceptance Period that constitute such Material Compliance Violation, (ii) the opinion of the Independent Expert has been received by the Bidder by the end of the Acceptance Period and (iii) the Bidder has published the receipt and the result of this Independent Expert opinion by no later than the publication of the announcement pursuant to Section 23 para. 1 sentence 2 no 2 WpÜG, the Offer Condition under this Section 3.5.9 is not satisfied. Otherwise, this Offer Condition is satisfied. Section 14.5 shall apply mutatis mutandis to all information reasonably required, to the extent legally permissible and within the Company’s possession and control, in connection with the Independent Expert’s assessment of the occurrence of circumstances during the Acceptance Period that may constitute a Material Compliance Violation, including reasonable factual statements requested by the Independent Expert.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

3.5.10	No material adverse change of the market environment: Between the publication of the Offer Document and the expiry of the Acceptance Period, none of the following events has occurred:

(i)	the trading of the Company Shares has been suspended for more than three (3) consecutive trading days on the Frankfurt Stock Exchange, or

(ii)

for three (3) consecutive trading days, the closing price of the SDAX (ISIN DE0009653386) as determined by Deutsche Börse or a successor and published on their website (https://www.boerse-frankfurt.de/indices/sdax?mic=XETR), is more than 25% (in words: twenty-five percent) below the closing price of the SDAX on the last trading day before the day of publication of the decision to make the offer pursuant to Section 10 para. 1 sentence 1 WpÜG, i.e., below a threshold of the SDAX of 13,560.44 points.

3.6

Waiver of Offer Conditions: To the extent legally permissible, the Bidder is entitled to waive any and all of the Offer Conditions in whole or in part, provided that any waiver of an Offer Condition or change of the Minimum Acceptance Threshold shall be subject to the prior good-faith consultation with the Company.

3.7

Closing: The Takeover Offer shall be settled by payment of the offer consideration without undue delay and in any event not later than eight (8) Business Days after (i) the announcement pursuant to Section 23 para. 1 sentence 1 no. 3 WpÜG has been published and (ii) the announcement by the Bidder that all Offer Conditions have been satisfied or validly waived.

4.	Deal Protection and Future Support of the Takeover Offer

4.1

Support of the Takeover Offer: From the day of signing this Agreement to the earlier of (i) the termination of the Agreement and (ii) the consummation of the Transaction (herein “Closing”), subject to applicable antitrust laws and to Section 4.4, the Company shall use best efforts to cooperate with the Bidder and to support the Transaction.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

4.2

No Solicitation of Competing Offer: From the day of signing this Agreement to the earlier of (i) the termination of the Agreement and (ii) the Closing, the Company shall refrain from and shall ensure that its Management Board and Supervisory Board members, any other Group Company as well as the Company’s and the Group Companies’ respective Representatives will refrain from, directly or indirectly, initiating or taking any measures or steps which would or would reasonably be expected to prevent, delay or otherwise adversely affect the success or timely completion of the Takeover Offer, provided, however, that nothing herein shall prevent the Company from conducting its business in the ordinary course and in accordance with the Fiduciary Duties of the Management Board and the Supervisory Board.

4.3

In particular, the Company shall not, and shall procure that its Management Board and Supervisory Board members, any other Group Company as well as the Company’s and the Group Companies’ respective Representatives will not, directly or indirectly (for the avoidance of doubt, excluding SWOCTEM GmbH which shall be subject to a separate agreement),

4.3.1

solicit a competing public offer for Company Shares by a third party (herein a “Competing Offer”) or another transaction which is economically or otherwise comparable to a Competing Offer and which, if implemented, would reasonably be expected to adversely affect the success or timely completion of the Takeover Offer (including any merger, consolidation or combination to which the Company (“Competing Merger”) or any material Group Company is a party to or any sale or other disposition of all or substantially all of the assets and properties of the Company or any material Group Company) (the Competing Offer together with a Competing Merger or any such transaction, a “Competing Transaction”); or

4.3.2

engage in, continue or otherwise participate in any communications, discussions or negotiations relating to, or furnish to any other person any confidential documents or other confidential information relating to the Company, the Group or its or their business for the purpose of soliciting (i) a Competing Transaction or (ii) any inquiry, proposal or offer that could reasonably be expected to lead to a Competing Transaction;

4.3.3

enter into any business combination agreement, acquisition agreement or similar agreements with respect to a Competing Transaction, except in connection with a Superior Offer as set forth in Section 4.4.2.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

4.4	Permitted Engagement with Third Parties: Nothing in this Agreement shall prevent the Company, the Management Board, the Supervisory Board, or any other Group Company from:

4.4.1	providing information duly requested or required by a regulatory authority;

4.4.2

engaging with a third party that submits a bona fide, unsolicited indication of interest that is reasonably likely to result in (i) a fully financed (certain funds) Competing Offer or Competing Merger that in the reasonable view of the Management Board, advised by its legal and financial advisors, provides for, if taking into account all elements of such offer (including, among others, likelihood and timing of its completion, conditionality and additional benefits), more beneficial terms for the Company, its shareholders, its employees and its other stakeholders than the Takeover Offer and (ii) an offer consideration per Company Share exceeding the Offer Price by at least EUR 0.25 (in words: twenty-five cents) per Company Share or Competing Merger implying a comparatively higher valuation of the Company by such amount (herein, respectively, a “Superior Offer”); and

4.4.3	acting, based on the advice of their financial and legal advisors, in accordance with the Fiduciary Duties.

4.5

Information: The Company shall, subject to applicable law, without undue delay notify the Bidder in case it receives a bona fide written (email being sufficient) offer that, in the reasonable opinion of the Management Board based on the advice of its legal and financial advisors, is reasonably likely to result in a Competing Transaction or a Superior Offer within the meaning of Section 4.4.2, stating the material terms and conditions of such written offer.

4.6	Matching Right: The Parties shall discuss in good faith whether the Bidder is prepared to match the more beneficial terms of the Superior Offer.

5.	Recommendations by the Company’s Corporate Bodies

5.1

Response Statement: Without undue delay (unverzüglich), and in any event within two (2) weeks from the publication of the Offer Document, the Management Board and the Supervisory Board shall (i) prepare a statement required pursuant to Section 27 WpÜG (begründete Stellungnahme) (herein “Response Statement”), and (ii) publish the Response Statement pursuant to Sections 27 para. 3 and 14 para. 3 WpÜG. A draft version of the Response Statement shall be shared with the

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

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Bidder at least three (3) Business Days prior to the approval by the Supervisory Board and the Management Board to enable the Bidder to review and comment on such draft. The Management Board and Supervisory Board shall give due consideration in good faith to and reasonably consider the Bidder’s comments to the Response Statement, provided that those comments are received two (2) Business Days following the Bidder’s receipt of the Response Statement.

5.2

Content of Response Statement: The Management Board and the Supervisory Board, after having duly reviewed and analyzed the Offer Document, acting in good faith and in accordance with their Fiduciary Duties, shall state in the Response Statement that (i) in their reasonable opinion, the Takeover Offer is in the best interest of the Company, (ii) they regard the Offer Price as adequate, attractive and fair, (iii) they welcome and support the Takeover Offer, (iv) they recommend to the holders of Company Shares to tender their Company Shares into the Takeover Offer and (v) the members of the Management Board and Supervisory Board will tender all Company Shares directly or indirectly held by them, except with respect to Company Shares indirectly held by Friedhelm Loh which shall be subject to a separate agreement, into the Offer to the extent each of the members of the Management Board and Supervisory Board are, vested with the unrestricted right to dispose (or the Supervisory Board resolved to release the relevant Company Shares from the restrictions to dispose) of such shares during the Acceptance Period subject to the provisions of Section 5.3 below.

5.3	Recommendation Requirements: The obligation to render the Response Statement in accordance with Section 5.2 above is subject to the following requirements:

5.3.1	the Takeover Offer complies with the terms of this Agreement, save for, individually or in the aggregate, immaterial deviations;

5.3.2	the Bidder has not taken any action, including making any public statement, which clearly contradicts its intention to fulfil its obligations under this Agreement;

5.3.3

no offer document or comparable document for a Superior Offer has been published in accordance with Section 14 WpÜG (it being understood that the Competing Offer or Competing Merger is no longer to be considered a Superior Offer in the meaning of Section 4.4.2 if the offer price per Company Share of such offer has been matched by the Bidder); if the decision to make a Superior Offer has been announced in accordance with Section 10 WpÜG or in a comparable manner, the Response Statement shall still be rendered in accordance with Section 5.2 above, but may contain the limitation that it or they, as applicable, may be amended and that the Superior Offer may be recommended if an offer document in relation to the Superior Offer is published in accordance with Section 14 WpÜG or in a comparable manner;

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

5.3.4

the Offer Document for the Takeover Offer has been published in accordance with conditions no less favorable to the Company and the Company’s shareholders than the offer terms stated in Sections 3.3 through 3.5 above and not otherwise contradicting this Agreement or statutory requirements, unless so required by BaFin pursuant to Section 3.2;

5.3.5

the financing of the Takeover Offer in accordance with Section 12 has been confirmed by a financing confirmation within the meaning of Section 13 para. 1 WpÜG and such confirmation has not been withdrawn; and

5.3.6

no other circumstances exist or developments occur which, in the reasonable opinion of the Management Board or the Supervisory Board, as applicable, based on the advice of their financial and/or legal advisors, would cause the members of the Management Board or the members of the Supervisory Board, as applicable, to breach their respective Fiduciary Duties, by welcoming and supporting the Takeover Offer.

5.4	From the date of this Agreement, subject to their respective Fiduciary Duties, the Management Board and the Supervisory Board shall not:

5.4.1

withdraw, amend or qualify adversely to the Bidder, or withdraw their intention to give, or otherwise breach their obligation to issue, the Response Statement in accordance with Section 5.2 (except as set forth in Section 5.3); or

5.4.2

recommend (or agree or resolve to recommend), explicitly or implicitly, a Competing Transaction, unless, a Superior Offer has been announced by a third party (it being understood that the Competing Offer or Competing Merger is no longer to be considered a Superior Offer in the meaning of Section 4.4.2 if the offer price per Company Share of such offer has been matched by the Bidder).

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

6.	Business Strategy

6.1

Objective: The Parties share the objective that the Transaction further strengthens the Group’s business and creates long-term value. The Bidder and WST express their intention to support the Management Board and its overall strategic direction, including the currently pursued “Klöckner & Co SE: Leveraging Strengths – Step Up 2030” through which the Company committed itself to intensify its focus on the higher value-added and service centered business, such as processing and fabrication solutions, within its customer value chain. The Bidder and WST acknowledge the Management Board’s vision and strategy and see themself as long-term partner to the Company with the overall goal to support the Group.

6.2

Implementation of Strategy and Support by the Bidder: The Bidder and WST acknowledge the Company’s successful development to date and intend to support the Management Board in accelerating the implementation of the Company’s strategy with a particular focus on the three pillars of the Company’s strategy – (i) diversification and enhancement of the product and service portfolio, (ii) collaboration with strategic partners and suppliers, and (iii) operational excellence – in order to provide even more compelling customer solutions. The Bidder and WST intend to add value as an enabling long-term partner, fostering a constructive and trust-based dialogue and, where appropriate, making available experience, networks and flexible resources to support the Company’s growth. As part of the Company’s strategy, the Bidder and WST are aware and acknowledge that Becker Group is subject to a strategic exit review by the Company’s Management Board. In this context, the Company is committed to exit the business by conducting an efficient and expedited sales process for a potential sale to a third party. The Company shall classify Becker Group as asset held for sale for accounting purposes in financial statements for the first quarter of 2026. None of the stipulations in this Agreement shall limit this process.

7.	Corporate Governance

7.1	Management Board

7.1.1

The Bidder and WST acknowledge the achievements, experience and expertise of the current members of the Management Board. The Bidder and WST acknowledge that the Management Board shall continue to manage the Company independently and exclusively in its own responsibility.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

7.1.2

The Bidder and WST have full trust and confidence in the current members of the Management Board and do not intend to effect or initiate a change of the composition of, or the allocation of responsibility of the individual members of, the Management Board. Accordingly, and subject to the to be developed Business Combination Plan (as defined below), the Bidder and WST do not intend to initiate or support any action aiming at changes to the current composition of the Management Board or allocation of responsibilities (Geschäftsverteilung), or the termination of any corresponding service agreement.

7.1.3

The Bidder and WST will evaluate, in the context of the Business Combination Plan and based on “best in class” principles, the best possible management set-up for the combined group and potential group wide positions to be offered to the current members of the Management Board.

7.2	Supervisory Board

7.2.1	The Supervisory Board shall continue to consist of six (6) members. The Bidder and WST do not intend to initiate, cause, procure or support a change of the size of the Supervisory Board.

7.2.2	Following Closing, the Bidder and WST intend to be represented in the Supervisory Board in a manner which appropriately reflects the shareholding and role as strategic partner.

8.	Sites and Locations; Workforce and Employees

8.1	Headquarters: The Bidder and WST intend not to cause the Company to relocate its corporate seat or headquarters in respect of the Company’s European business from Dusseldorf, Germany.

8.2

Workforce and Employees: The Bidder, WST and the Management Board share the view that a careful and consensual approach to employees and their representatives is instrumental to operate a successful company. Other than as (i) proposed by the Management Board or (ii) resolved by the Management Board from time to time or (iii) in line with the Business Combination Plan, the Bidder and WST acknowledge and confirm that they intend:

8.2.1	to support the Management Board in maintaining and developing an attractive and competitive framework to retain an excellent employee base;

8.2.2	not to initiate lay-offs and/or the closing of plants and facilities;

8.2.3

not to take or initiate any action aimed at the amendment or termination of existing shop agreements (Betriebsvereinbarungen), collective bargaining agreements (Tarifverträge), or similar agreements, specifically relating to work conditions, of the Group;

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

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8.2.4

to respect and not to cause the Company to change, infringe or reduce the rights of the employees and works councils (Betriebsräte) and similar employee representation panels in the Group including the current structures established in connection therewith;

8.2.5	not to induce the Company to exit any employers’ associations (Arbeitgeberverbände).

9.	Integration Framework; Integration Committee

9.1

The Parties intend to jointly develop an integration framework to facilitate the combination of the businesses of the WST group and the Group, the implementation of which is subject to the Closing and subject to applicable antitrust laws. The framework is designed to support continuity of operations and clear responsibilities and to accelerate the integration of the business. It further purports to explore and define effective ways of cooperation, based on a review of the Company and the Group for value, cost and revenue optimization as well as business combination opportunities. Functions and tasks in the combined group shall be allocated to managers and employees based on the “best in class” principle.

9.2

From the date of this Agreement through the end of the integration phase and subject to applicable antitrust laws, the Parties shall establish and maintain a committee to coordinate integration activities (the “Integration Committee”). The Integration Committee functions in advisory capacity only and shall not limit the responsibilities, powers or fiduciary duties of the Management Board, the Supervisory Board or any other corporate body of any of the Parties. The Integration Committee shall (i) coordinate operational readiness post-Closing and integration activities, (ii) develop, agree on and oversee an integration and business combination plan (the “Business Combination Plan”), (iii) identify and manage critical risks and dependencies, and (iv) recommend actions to the competent corporate bodies, in each case subject to then prevailing commercial considerations, the fiduciary duties of the members of the respective management boards, the “best in class” principle, and applicable antitrust laws.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

9.3

The Integration Committee shall be comprised of eight (8) individuals, who shall be the two (2) individuals then serving as chairman and as chief financial officer of the Management Board and two (2) individuals from the executive management team of WST, as well as two (2) further senior executives of each, the Company and WST, in each case as nominated by the Company and WST, respectively. Decisions of the Integration Committee shall be made by a simple majority vote, provided that, in the event of a tie vote between representatives of the Company and WST, one individual from the executive management team of WST, to be nominated by WST, shall have a casting vote. Until Closing, only those members of the Integration Committee may receive “Clean Team Information” under the clean team confidentiality agreement dated 31 October 2025 between WST and the Company and act thereon which qualify as “Clean Team Members” thereunder.

10.	Corporate Measures

10.1

Delisting: The Management Board acknowledges that the Takeover Offer forms part of a taking private strategy and the Bidder, therefore, evaluates to pursue a delisting of the Company Shares from the regulated market (regulierter Markt) of the Frankfurt Stock Exchange (Prime Standard) as soon as possible following Closing (the “Delisting”). The Management Board is prepared to consider supporting the Delisting, subject to its Fiduciary Duties, including its duty to act in the best interests of the Company, taking into account the interests of the shareholders, employees and other stakeholders. Any such support will be determined by the Management Board at its reasonable discretion (pflichtgemäßem Ermessen).

10.2

Domination and/or Profit and Loss Transfer Agreement: Subject to Section 10.3, the Bidder and WST intend to initiate, cause, support or procure the conclusion of a domination and/or profit and loss transfer agreement pursuant to Section 291 AktG (the “DPLTA”). The Management Board acknowledges the Bidder’s and WST’s intention and shall, if requested, support the DPLTA subject to its Fiduciary Duties, including its duty to act in the best interests of the Company, taking into account the interests of the shareholders, employees and other stakeholders. Any such support will be determined by the Management Board at its reasonable discretion (pflichtgemäßem Ermessen). Subject to applicable antitrust laws and its Fiduciary Duties, the Company agrees to provide all information to the Bidder, its advisors and the auditors of the Bidder and court appointed auditors (gerichtlich bestellte Prüfer) reasonably required for the valuations in connection with the implementation of the DPLTA and to cooperate with the Bidder on the applications for the appointment of the court appointed auditors.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

10.3

Squeeze-out: If the relevant threshold is reached, the Bidder and WST intend to initiate, cause, support or procure the implementation of a squeeze-out of the remaining minority shareholders pursuant to Sections 327a et seq. AktG or, as the case may be, Section 62 para. 5 German Transformation Act (Umwandlungsgesetz) (herein “UmwG”) or, as the case may be, Section 39a WpüG (together, the “Squeeze-out”). The Management Board acknowledges the Bidder’s and WST’s intention regarding the Squeeze-out and shall, if requested, support the Squeeze-out, subject to its Fiduciary Duties, including its duty to act in the best interests of the Company, taking into account the interests of the shareholders, employees and other stakeholders. Any such support will be determined by the Management Board at its reasonable discretion (pflichtgemäßem Ermessen). Section 10.2 sentence 3 of this Agreement shall apply mutatis mutandis.

10.4	Change of Legal Form: The Bidder and WST will evaluate whether to initiate, cause, support or procure a change of legal form subject to the taking private process following Closing.

10.5

Dissolution, Liquidation, or Integration: The Bidder and WST undertake not to initiate, cause, support or procure dissolution (Auflösung), liquidation (Liquidation) or an integration pursuant to Sections 319 et seq. AktG.

11.	Company Covenants

11.1

Covenants: From the date of this Agreement until the earlier of (i) the termination of this Agreement and (ii) Closing, the Company shall, and shall procure that the other Group Companies will, in each case unless the Bidder has granted its prior consent, such consent not to be unreasonably withheld or delayed,

11.1.1

with respect to the Company and its Material Group Companies, carry on its and their respective business in the ordinary course, including the current strategy including, as set out in Section 6 and the Company’s business plan, and consistent with past practice; and

11.1.2	refrain from any of the following other than as set out in the Business Plan:

(i)

convening an extraordinary shareholders’ meeting of the Company, including pursuant to Section 16 para. 3 WpÜG, unless such shareholders’ meeting is to be convened upon a request of the shareholders of the Company pursuant to Section 122 para. 1 AktG or required by law;

(ii)

proposing to the Company’s shareholders to vote for a capital increase (including a capital increase from capital reserves (Kapitalerhöhung aus Gesellschaftsmitteln)), any issuance of securities convertible into shares in the Company or any other equity or equity-linked transaction with respect to shares in the Company, a share split, a consolidation of shares or a change of the rights attached to the Company’s shares or its composition or any amendments to the articles of association of the Company;

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

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(iii)

issuing any new shares in the Company or any other securities convertible into shares in the Company or carry out any other equity or equity-linked transaction with respect to shares in the Company (including under the Company’s authorized or conditional capital);

(iv)

any acquisition, reduction, or redemption of Company Shares, or proposal to pay any dividend (other than by any Group Company to another Group Company), except for the proposal to pay the Planned 2025 Dividend to be proposed at the annual general meeting 2026;

(v)

purchasing or acquiring any shares, any participation or any assets in any business or business organization or conducting any other merger or consolidation, change of legal form or other transformation measure with a value of more than EUR 20 million in the aggregate;

(vi)	initiating agreements providing for capital expenditures by the Group exceeding EUR 20 million in the individual case or EUR 40 million per annum;

(vii)

selling, transferring, otherwise disposing of, or encumbering any shares or any participation in or portion of the assets of any member of the Group with a value of more than EUR 20 million in the aggregate;

(viii)

concluding any enterprise agreements (Unternehmensvertrag) within the meaning of Sections 291, 292 Stock Corporation Act with the Company as controlled company or which materially changes the tax position of the Group;

(ix)	implementing material changes to the key provisions of the current services agreements of the members of the Management Board, including material amendments to the existing remuneration scheme;

Project Shield | Business Combination Agreement

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(x)

concluding, incurring, assuming, guaranteeing or taking out new credit facilities, new third-party debt financing arrangements or issuance of new debt instruments exceeding EUR 50 million in the aggregate, other than (a) relating to hedging arrangements or (b) intra-group guarantees, in each case (a) and (b) in the ordinary course of business;

(xi)	dissolving or liquidating of any Material Group Company, other than within the ordinary course of business; or

(xii)

settling, releasing, waiving or compromising any Action or other claim (or threatened Action) against the Company or any Group Company, other than any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by the Company or the Group Companies of not more than EUR 1 million per Action and EUR 5 million in the aggregate, net of any amounts paid by insurers, and (B) does not result in any material non-monetary obligation of or restrictions on the Company or any Group Company or the admission of fault, wrongdoing or violation of any law by the Company or any Group Company; or

(xiii)	entering into any agreement to take, or commit to take, any of the foregoing actions.

11.2	Exemptions: Nothing in Section 11.1 above shall operate so as to restrict or prevent:

11.2.1

the completion or performance of any binding obligations undertaken pursuant to any contract entered into prior to the date of this Agreement as disclosed to the Bidder or its Affiliates in the virtual data room;

11.2.2	the implementation of any actions and measures required to conduct the Company as foreseen in the Business Plan;

11.2.3	anything required to be done by this Agreement or in order to implement the Transaction in accordance with the terms of this Agreement; and

11.2.4

anything required to be done by the Management Board and/or the Supervisory Board in order to comply with its Fiduciary Duties or applicable law, including to adequately respond to a pandemic, war, natural disaster or other events that have or are reasonably likely to have a significant impact on the business conducted by the Group.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

11.3

Information Sharing: Subject to the restrictions imposed by mandatory law, the Company will, following Closing, provide the Bidder with assistance and all information regarding the Company and the Group, which is required with respect to the financial reporting obligations that must be observed by the Bidder or WST or their Affiliates according to applicable law or stock exchange rules.

11.4

Confirmation: The Company confirms that neither it nor any Group Company has acquired or agreed to acquire Company Shares for a consideration exceeding the Offer Price during the last six (6) months before the date hereof.

11.5

Standstill: Without the prior written approval of the Bidder (not to be unreasonably withheld), from the date hereof until one (1) year after the publication of the results of the initial acceptance period of the Takeover Offer pursuant to Section 21 para. 1 sentence 1 no. 2 WpÜG, the Company shall not, and shall procure that the Group Companies will not,

11.5.1	acquire, or offer to acquire any shares or other instruments in the Company or instruments relating to shares in the Company;

11.5.2	encourage or induce another person to effect any of the matters set forth in Section 11.5.1 (except as expressly set forth in Section 4.4.2); or

11.5.3	enter into an agreement or arrangement to effect any of the matters set forth in Section 11.5.1 or Section 11.5.2.

11.6

Tendering of Company Shares: To the extent that individuals of the Management Board and Supervisory Board directly or indirectly, except with respect to Company Shares indirectly held by Friedhelm Loh, hold Company Shares, the Company shall use best efforts to ensure that the relevant individuals will tender, or effect the tendering of, the respective Company Shares into the Takeover Offer during the Acceptance Period. The Company shall use best efforts to ensure that the Supervisory Board resolves to release the Company Shares held directly by the members of the Management Board which are not vested from the restrictions to dispose of such shares during the Acceptance Period such that the members of the Management Board may tender the non-vested Company Shares held by them into the Takeover Offer during the Acceptance Period.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

12.	Bidder’s Financing Commitments

12.1

Commitment Letters: With a view of financing the Transaction and to refinance certain existing debt at the level of the Company as set forth in Section 12.3, the Financing Parties have agreed to provide committed external debt financing on a certain funds basis (herein “Committed Financing”) to WST in the amount of up to USD 1,900,000,000.00 pursuant to, and subject to the terms and conditions set forth in, a certain debt commitment letter by and among WST and the Financing Parties (herein “Debt Commitment Documentation”) in the amounts set forth therein. The Bidder has obtained by means of the issuance of a commitment letter by WST in the amount of up to EUR 1,632,000,000.00 (herein “WST Commitment Letter”), committed certain funds financing within the meaning of Section 13 WpÜG to ensure that the Bidder will be in a position to finance the aggregate consideration to be offered to all shareholders of the Company under the Takeover Offer (including relevant transaction costs) as well as the Refinancing Amount as defined in Section 12.3.1 below. True and complete copies of the Debt Commitment Documentation and the WST Commitment Letter have been shared with the Company prior to the entering into this Agreement.

12.2

Third Party Financing Confirmation: Based on the Debt Commitment Documentation and the WST Commitment Letter, on or prior to the date of this Agreement, the Bidder has entered into an agreement with an independent securities services enterprise on the issuance of a cash confirmation (Finanzierungsbestätigung) within the meaning of Section 13 WpÜG, a true and complete copy of which has been provided to the Company.

12.3	Financing Support:

12.3.1

The Bidder and WST acknowledge that following Closing the counterparties under the financing agreements listed in Exhibit 12.3.1 (together “Relevant Company Financing Arrangements”) may have a termination right as a consequence of or in anticipation of a change of control in the Company or otherwise due to completion of the Takeover Offer (the maximum aggregate amount repayable as a consequence of the exercise of the rights set out in this Section 12.3.1 amounts to EUR 450 million, hereinafter referred to as the “Refinancing Amount”).

12.3.2

The Company supported by the Bidder and WST shall use best efforts to obtain from the lenders under the Relevant Company Financing Arrangements, prior to Closing, all waivers, consents, or confirmations necessary to prevent the exercise of any rights or remedies (including any acceleration, termination, prepayment, or pricing-adjustment rights) that could arise under or in connection with the Relevant Company Financing Arrangements as a result of the Transaction. Notwithstanding the foregoing,

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

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the Company shall not be required to (i) grant additional security or liens to secure the Relevant Company Financing Arrangements, or (ii) agree to amendments to secure the Relevant Company Financing Arrangements that are commercially adverse to the Company or the Group. Section 12.4.1 shall apply mutatis mutandis to the support by the Bidder and WST.

12.3.3

To the extent legally permissible, the Parties shall use best efforts and cooperate in good faith to arrange, structure, and implement replacement facilities or financing arrangements with respect to the Relevant Company Financing Arrangements for which no waivers, consents, or confirmations pursuant to Section 12.3.2 are obtained or where it is reasonably foreseeable that no waivers, consents, or confirmations pursuant to Section 12.3.2 are obtained from the relevant lenders prior to Closing (“Replacement Facilities”). The terms and conditions of the Replacement Facilities shall be, in all material respects, on a like-for-like basis with (or more advantageous to the Company in comparison to) the Relevant Company Financing Arrangements to be replaced, including aggregate principal amount (or committed size), tenor, collateral, ranking, covenants and events of default, subject to reasonable adjustments or changes required, inter alia, to reflect the then-current market practice for comparable financing arrangements and/or the Transaction.

12.3.4

To the extent that the lenders under the Relevant Company Financing Arrangements have not agreed to waive their potential rights or remedies under the Relevant Company Financing Arrangements and no Replacement Facilities have been put in place, if requested by the Company at the latest eight (8) Business Days prior to Closing, the Bidder and WST undertake to make available to the Company, or to arrange that the Company is provided with, sufficient funds to refinance the Refinancing Amount from the Committed Financing which is to be drawn in a single draw down under the Debt Commitment Documentation prior to Closing and is committed to be passed on to the Bidder under the WST Commitment Letter (together, the “Back-Stop Financing”), provided, however, that the Refinancing Amount shall be the limited to the aggregate amount drawn on the eighth (8th) Business Day prior to Closing under the Relevant Company Financing Arrangements for which no such waiver has been obtained and no Replacement Facilities have been put in place. The Bidder shall, and WST shall procure that the Bidder will, make available such Back-Stop Financing to the Company in such case. The Bidder and WST shall accordingly not cancel, terminate or amend the Committed Financing and/or the WST Commitment Letter until the earlier of (i) the Company having obtained binding waivers under the Relevant Company Financing Arrangements as required by Section 12.3.2 or (ii) the Company having entered into binding Replacement Facilities as required by Section 12.3.3.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

12.3.5

If the Company requests the Back-Stop Financing pursuant to Section 12.3.4, the Company shall subject to the rules regarding de facto groups (faktischer Konzern) set forth in Section 311 et seq. AktG, (i) make use of the voluntary prepayment/early termination provisions under the Relevant Company Financing Arrangements as soon as possible with effect as of or immediately following Closing at the latest within five (5) Business Days after Closing and (ii) accept and make use of the Back-Stop Financing provided by WST at an interest rate comparable to the interest rate on WST’s debt financing in compliance with tax requirements. Notwithstanding the foregoing, nothing in this Agreement obliges the Management Board (or, where applicable, the Supervisory Board) to approve, accept, enter into, draw under or maintain any financing to be made available by the Bidder in accordance with Section 12.3.4. Any decision in this respect shall remain within the discretion of the Management Board in the ordinary course of business and in accordance with its Fiduciary Duties.

12.4	Support by the Company:

12.4.1

The Company agrees to provide, and to cause its Group Companies to provide and to use its best efforts to cause its and its Group Companies’ respective Representatives to provide, in each case to the extent (a) legally permitted, (b) available to it or which can reasonably be obtained and (c) provided that the Company has been given reasonably sufficient advance notice of any such request, the financial statements, financial data, audit reports and other pertinent information in relation to the Company and its business as well as the Group and its business prepared in accordance with the Group’s current accounting practices as well as any information Bidder or WST need to enable the Bidder and WST to reconcile any such information statements, financial data or other pertinent information to US GAAP to the extent reasonably requested by the Bidder or the Financing Parties in connection with the Bidder, WST group and WST obtaining, arranging, syndicating and marketing financing in connection with the Transaction or any refinancing of such financing, including in preparation and use of offering documents for a private placement of debt securities

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Execution Version

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under Rule 144A promulgated under the U.S. Securities Act of 1933, as amended. The financial information shall include, without limitation, audited consolidated balance sheets and related consolidated statements of income, comprehensive income, financial position changes in equity and cashflows and related notes thereto of the Company, for the two (2) fiscal years most recently ended at least 90 days prior to Closing and the unaudited consolidated balance sheets and related consolidated statements of income, comprehensive income, changes in equity financial position and cashflows and related notes thereto of the Company, for the interim period, including each subsequent fiscal quarter and the most recent fiscal quarter (excluding the fourth fiscal quarter of any fiscal year), ended at least 45 days prior to Closing in each case with comparative financial information or the equivalent period of the prior year (which shall have been reviewed by the independent auditors of the Company) or such other period as agreed between the Parties.

12.4.2

The Company agrees to provide, and to cause its Group Companies to provide and to use its best efforts to cause its and its Group Companies’ respective Representatives to provide, in each case to the extent (a) legally permitted, (b) available to it or which can reasonably be obtained and (c) provided that the Company has been given reasonably sufficient advance notice of any such request, all cooperation required to the extent reasonably requested by Bidder or the Financing Parties in connection with obtaining, arranging, syndicating and marketing any debt or other financing incurred in connection with the Transaction or any refinancing of such financing. Subject to the preceding sentence, such cooperation shall include:

(i)

providing assistance with the preparation of customary marketing materials, including customary information memoranda and other syndication materials, any offering memorandum, registration statements and other similar documents reasonably and customarily required in connection with the acquisition financing, and delivering customary authorization letters with respect to the presence or absence of material non-public information and the accuracy of the information contained therein, in each case, solely with respect to the Group Companies and their businesses,

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

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(ii)

furnishing to the Bidder and the Financing Parties drafts of customary comfort letters (which include negative assurance and change period comfort) to be prepared by independent auditors of the Company that can be provided in final form on any expected pricing date and closing date during the relevant period in connection with any offering of debt securities that constitutes all or a component of the financing of the Transaction or refinancing of such financing;

(iii)

participate (which shall be limited to teleconference or virtual meeting platforms) in a reasonable number of lender and/or investor meetings, lender and/or investor presentations, due diligence sessions and rating agency meetings, in each case, upon reasonable advance notice, during normal business hours and at mutually agreed times;

(iv)	assist in obtaining corporate and facility credit ratings;

(v)

cause its independent auditors to provide customary assistance and cooperation reasonably requested by Bidder and/or WST in connection with the offering of debt securities, including (A) providing reasonable assistance to Bidder and/or WST in connection with WST’s/Bidder’s preparation of pro forma financial statements and information, (B) providing any reasonable and customary written consents reasonably requested by Bidder and/or WST to use auditor or other reports prepared by such independent auditors relating to the Company’s or its subsidiaries’ financial statements in connection with the financing of the Transaction or its refinancing and to be named as an “Expert” in any document related to any such offering, and (C) participating in customary due diligence sessions on reasonable advance notice during normal business hours and at mutually agreed times;

(vi)

provided that the Company has been given sufficient advance notice of any such request, delivering to the Bidder at least ten (10) Business Days prior to Closing any documentation and other information with respect to the Group Companies reasonably requested by the Financing Parties or other providers of any financing under applicable “know-your-customer”, “beneficial ownership” and anti-money laundering rules and regulations.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

12.4.3

The Company agrees, to the extent legally permitted, to the inclusion of its financial statements and other financial information in any registration statement, prospectus or document incorporated by reference therein filed, submitted or otherwise furnished by the Bidder, WST and/or any other relevant WST group company to any governmental authority, or any customary offering memorandum, registration statement or prospectus in connection with a securities offering, whether public or private, including information necessary for WST’s preparation of pro forma financial statements after giving effect to the Transaction.

12.4.4	The obligations pursuant to Sections 12.4.1 through 12.4.3 are subject to (i) customary liability protections and (ii) auditor consent, in both cases lit. (i) and (ii), where applicable and required.

12.4.5

The Bidder and/or WST shall reimburse the Company for any documented reasonable out-of-pocket costs and travel expenses incurred as a result of any actions taken by the Company or a Group Company pursuant to this Section 12.4.

12.4.6

For the avoidance of doubt, neither the Company nor any Group Company shall be required to take any action which would contravene financial assistance or capital maintenance requirements under German law or other applicable law or otherwise be contrary to applicable law including Fiduciary Duties.

12.5

Dividends: Following Closing it is the Bidder’s and WST’s intention that any dividend policy (Dividendenpolitik) and specific dividend distribution (Ausschüttungen des Bilanzgewinns) will duly consider the financial needs of the Company and the Group in light of the business strategy, and, in general, should not exceed the minimum dividend pursuant to Section 254 AktG.

13.	Approval by Corporate Bodies

13.1

Bidder Approval: The Bidder hereby confirms that its managing directors and WST’s board of directors have each duly and validly authorized, approved and declared advisable, the conclusion and execution of this Agreement and the consummation of the Transaction. No further approval or permission (including from any of the Bidder’s or WST’s shareholders) is required on the Bidder’s part for concluding and executing this Agreement (save for the Clearances).

13.2

Company Approval: The Company hereby confirms that its competent corporate bodies have agreed to concluding and executing this Agreement and that no further approval or permission is required on the Company’s part for concluding and executing this Agreement (save for the Clearances).

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

14.	General Cooperation Principles regarding Regulatory Approvals

14.1	General Cooperation: The Parties shall closely cooperate with each other in relation to the Clearances, in the manner described hereafter.

14.2

Filing for Approvals: The Bidder and WST and, if applicable, the Company shall file for the Clearances after the signing of this Agreement (and with respect to filings pursuant to the HSR Act, each of WST and the Company shall submit all such required filings no later than 15 Business Days after the signing of this Agreement), it being understood that certain filings may be in draft rather than in final form where applicable and be followed by a final notification as soon as practicable thereafter. All filings in relation to the Clearances shall be made by the Bidder and/or WST on behalf of all relevant parties (except with respect to the HSR Act or to the extent not permitted under applicable law or regulation), provided that a filing shall require the prior written approval of the Company where the Company is obligated to make a filing (such consent not to be unreasonably withheld or delayed). The Bidder shall make the final determination as to the appropriate course of action and strategy with regard to obtaining all consents, approvals, or actions of any regulatory authority, subject to good faith consultation with the Company where the Company is obligated to make a filing. All costs, expenses, filing fees, or other disbursements in connection with the Clearances shall be borne by the Bidder (excluding any fees of lawyers or other advisors of any person or party other than the Bidder).

14.3

Removal of Impediments: The Bidder and WST shall use reasonable best efforts to resolve any competition or regulatory concerns and to obtain the Clearances to enable the Bidder to consummate the Transaction no later than the Long Stop Date. If any Clearance will be granted only subject to commitments, obligations, or conditions, the Bidder and WST shall offer, consent to, and comply with such commitments, obligations, or conditions as necessary to ensure that all Clearances are obtained, except where doing so would reasonably be expected to have an adverse effect on the business of either the Bidder or WST group or the Company or the Group. No such adverse effect will be deemed to exist if the required remedy consists of (i) a divestiture, disposition, termination, or transfer of assets, contracts, product lines, services, businesses, or rights that, in the aggregate, generated no more than 3% (in words: three per cent) of the aggregate of WST’s and the Company’s group consolidated revenue based on the respective most recently completed fiscal year prior to signing of this Agreement, or (ii) a behavioral remedy reasonably expected to have economic and operational consequences similar to those described in clause (i), and the Bidder and WST shall offer and accept any such remedy. The Company and its Affiliates shall not offer, negotiate, agree to,

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

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consent or effect any remedy without Bidder’s prior consent. For the avoidance of doubt, the Bidder and WST shall not be required to offer, consent to, or comply with any remedy to the extent it would exceed the remedies described in the preceding sentence. If any Clearance is refused, the Bidder and/or WST shall contest such refusal upon request by the Company (including by way of litigation).

14.4

Cooperation Duties: In order to obtain the Clearances, the Parties shall cooperate, to the extent legally permissible, in all respects with each other in the preparation of the filings and in connection with any submission, investigation, or inquiry, supply to any competent authority as promptly as practicable any additional information requested pursuant to any applicable law or regulation, and take all other reasonable procedural actions (other than offering remedies to mitigate competition concerns by a relevant competition authority and/or accepting any limitations for the business as set forth in Section 14.3) required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire.

14.5

Exchange of Information: Each Party shall promptly provide the relevant other Parties with all reasonably required and relevant information concerning itself, its Affiliates, and their respective directors, officers, and shareholders, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, or application to be made by or on behalf of the Bidder and/or WST or the Company or any of their respective Affiliates to any person or any regulatory authority in connection with the Transaction, if necessary by way of communicating on a confidential counsel-to-counsel basis.

14.6

Mutual Notifications: The Parties shall keep each other closely informed with respect to any regulatory proceeding relating to the Transaction and promptly provide the relevant other Party with a copy (or written summary) of all notices or other material communications received or provided by the Bidder and/or WST or the Company, as the case may be, from or to any regulatory authority relating to the Transaction, including any event that may endanger Closing.

14.7

Confidentiality Obligations: The obligations under this Section 14 shall be subject to applicable laws, including laws relating to the sharing of information. The Parties acknowledge that the confidentiality provisions of Section 17.1 shall apply with regard to any information furnished under this Agreement.

15.	Effectiveness, Term and Termination

15.1	Term: The Agreement shall become effective upon signing of this Agreement and shall have a fixed term ending two (2) years after Closing.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

15.2	Grounds for Termination: The Agreement may be terminated with immediate effect for all Parties by giving notice thereof to the other Party,

15.2.1	by any of the Parties if

(i)

the Takeover Offer ultimately lapses as result of non-satisfaction of the Offer Conditions (unless such Offer Conditions have been effectively waived before that time), provided, however, that the terminating Party is not then in breach, in any material respect, of any of its covenants or obligations under this Agreement relating to the relevant Offer Condition; or

(ii)	a Competing Transaction has been settled;

15.2.2	by the Company in the following events:

(i)	the Offer Document has not been submitted to BaFin or published by the Bidder within the timeline agreed in Section 3.1 above;

(ii)

the terms of the Takeover Offer deviate from the terms agreed in this Agreement, save for immaterial deviations; specifically if the Offer Price offered in the Takeover Offer is lower than the Offer Price agreed in Section 3.3 above or if the Takeover Offer contains conditions that are broader than the Offer Conditions specified in Section 3.5 above;

(iii)	the intentions of the Bidder or WST as published in the Offer Document with regard to the strategy of the Bidder and WST differ from those set forth in this Agreement, save for immaterial differences;

(iv)

the offer document or comparable document in respect of a Superior Offer has been published by a third party and the Bidder has not matched the offer price per Company Share of such offer at the latest two (2) Business Days from the date of the publication of such offer or comparable document; or

(v)

the Bidder or WST has breached any of their respective material obligations under this Agreement and such breach has not been cured within seven (7) Business Days after the breach has been made known by the Company.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

15.2.3	by the Bidder and/or WST if

(i)	the Management Board and/or the Supervisory Board does not support the Takeover Offer in its Response Statement in accordance with its obligations as set out in this Agreement; or

(ii)	the Company has breached any of its material obligations under this Agreement and such breach has not been cured within seven (7) Business Days after the breach has been made known by the Bidder.

15.3

Notification of Termination: Notice of any termination must be given in writing and must be made within ten (10) Business Days after the terminating Party having become aware of the event triggering the respective termination right. In the event of termination of this Agreement, this Agreement shall have no further effect, save for Sections 15 through 17 but without prejudice to the accrued rights of each Party upon termination, including the right of any Party to claim damages pursuant to applicable laws due to a breach by the other Party of its obligations under this Agreement.

15.4

Termination for Cause: The right to terminate this Agreement for cause (aus wichtigem Grund) shall remain unaffected. Cause shall exist where the terminating Party, taking into account all circumstances of the specific case and weighing the interests of the Parties, cannot reasonably be expected (unzumutbar) to continue the contractual relationship through the remainder of the agreed fixed term (Section 314 para. 1 sent. 1 German Civil Code (Bürgerliches Gesetzbuch)).

16.	Notices

Any and all notices and communications under this Agreement shall be made in writing in the English language and delivered by hand, courier, telefax, or email to the person at the address set forth below, or such other person or address as may be designated by the respective Party to the other Parties in the same manner:

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

16.1	if to the Bidder:

Worthington Steel GmbH

Attn.: Joseph Y. Heuer

c/o Sitem Group

Graf-Zeppelin-Straße 29

72202 Nagold

GermanyEmail: [***]

with a copy to (which copy shall not constitute notice hereunder):

Latham & Watkins LLP

Attn: Dr. Rainer Traugott

Maximilianstrasse 13

80539 Munich

Email: [***]

16.2	if to WST:

Worthington Steel, Inc.

Attn.: Joseph Y. Heuer

100 West Old Wilson Bridge Road

Columbus, Ohio 43085

USA

Email: [***]

with a copy to (which copy shall not constitute notice hereunder):

Latham & Watkins LLP

Attn: Dr. Rainer Traugott

Maximilianstrasse 13

80539 Munich

Email: [***]

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

16.3	if to the Company:

Klöckner & Co SE

Attn.: Moritz Fischer

Peter-Müller-Straße 24

40468 Dusseldorf

Germany

Email: [***]

with a copy to (which copy shall not constitute notice hereunder):

Hengeler Mueller Partnerschaft von Rechtsanwälten mbB

Attn: Dr. Oda Christiane Goetzke

Benrather Straße 18-20

40213 Duesseldorf

Email: [***]

17.	Miscellaneous

17.1	Confidentiality, Termination of Standstill:

17.1.1

The Company and the Bidder agree that the confidentiality agreement entered into between WST and the Company dated 23 August 2024 as amended by addendum dated 14 / 15 October 2025 (the confidentiality agreement including the addendum herein “Confidentiality Agreement”) is terminated in accordance with its terms. The Parties agree that the standstill restrictions contained in Section 9 of the Confidentiality Agreement, shall cease to apply upon the signing of this Agreement.

17.1.2

Except for the communication set forth in Section 2.1.2, Section 2.2 and Section 2.4 and Section 17.2 of this Agreement and during a time of twelve (12) months following its term, the Parties shall (i) keep confidential and not disclose to any third party any trade and business secrets and other confidential information relating to another Party or its Affiliates, created or obtained in connection with the Transaction, unless such information is or becomes publicly available (other than by breach of this Agreement or any other confidentiality agreement between the Parties or any of them), or is independently developed (“Confidential Information”) and (ii) use Confidential Information solely for the purpose of fulfilling its obligations under this Agreement, including the strategic review pursuant to Section 9, provided that Confidential Information relating to the Group’s business or trade secrets shall have a term of two (2) years following the end of this Agreement.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

17.1.3

Excluded from the confidentiality obligation under Section 17.1.2 is any disclosure of Confidential Information or publication which (i) is made with the prior written consent of the other Parties (consent by WST or the Bidder shall be deemed to constitute consent by both WST and the Bidder), (ii) is required by applicable law, the rules of a securities exchange on which a Party or an Affiliate, or further direct or indirect shareholder of a Party is listed or by a binding order, instruction or demand of any governmental or other regulatory authority, order of court of competent jurisdiction or is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement, or (iii) is made for the purpose of (A) exercising a Party’s rights or performing a Party’s obligations under this Agreement or in connection with the Takeover Offer or (B) as and to the extent required for customary reporting or group management purposes (in both cases (A) and (B)) to an Affiliate or their respective Representatives or further direct or indirect shareholder, or a lender, an actual or potential investor, insurance provider or advisor to a Party or its Affiliate or further direct or indirect shareholder, provided that any disclosure under (iii) shall be made on a confidential basis. The Parties shall notify each other in advance of any disclosure under (ii), to the extent legally permissible and reasonably practicable, and shall limit disclosures to the content required by law or regulatory action.

17.2

Press Releases: Without prejudice to Section 2.2 above, no Party will issue a press release or any other public statement with respect to the contents of this Agreement without the consent of the other Parties (not to be unreasonably withheld or delayed, (consent by WST or the Bidder shall be deemed to constitute consent by both WST and the Bidder)), except as required by applicable law. Notwithstanding the foregoing, each Party may make public statements regarding the transactions contemplated by this Agreement in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, in each case, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements aligned by the Parties or approved by the Parties, and otherwise in compliance with this Agreement, and provided, that such public statements do not reveal material nonpublic information regarding this Agreement or the Transactions.

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

STRICTLY CONFIDENTIAL

17.3

Assignment: Any rights under this Agreement may only be assigned with the prior written consent of the other Parties. If, following Closing, the Bidder shall no longer own or control the Company pursuant to any restructuring, divestment, merger, transfer or otherwise, the Bidder shall procure (steht dafür ein) that the new owner or controller of the Company shall enter into an agreement with the Company conferring on the Company the same rights as set out in Sections 6 through 10 and Section 12 above.

17.4

No Third Party Rights: This Agreement only grants rights to the Parties and does not constitute a contract for the benefit of third parties (Vertrag zugunsten Dritter) or a contract with protective effect for third parties (Vertrag mit Schutzwirkung zugunsten Dritter), unless and to the extent provided otherwise in this Agreement or in the Confidentiality Agreement.

17.5	Costs: Without prejudice to any other provisions of this Agreement, each Party shall bear its own fees and expenses with regard to the Takeover Offer and the conclusion of this Agreement.

17.6	Governing Law: This Agreement shall be governed by, and construed in accordance with, the substantive laws of Germany.

17.7

Dispute Resolution: Any dispute arising from or in connection with this Agreement or its validity and its consummation shall be finally settled in accordance with the arbitration rules of the German Institution of Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V.) without recourse to the courts of law. The place of arbitration is Dusseldorf, Germany. The number of arbitrators is three (3). The language of the arbitral proceedings is German, provided, however, that any English language documents to be submitted as evidence may be submitted in English. The Parties expressly agree that the rules on multi-contract arbitration and multi-party arbitration (Articles 17 and 18 DIS Arbitration Rules) shall apply.

17.8	Severability, Entire Agreement, Amendments and Waivers:

17.8.1

Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply (i) if the Parties have, unintentionally, failed to address a certain matter in this

Project Shield | Business Combination Agreement

Execution Version

15 January 2026

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Agreement (Regelungslücke), in which case a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter, or (ii) if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein, in which case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

17.8.2

This Agreement (including all Exhibits hereto) contains all of the Parties’ agreements and understandings with respect to the subject matter of this Agreement. No collateral agreements to this Agreement, whether verbally or in writing, have been entered into between the Parties.

17.8.3

Any and all amendments to this Agreement or waivers must be made in writing, unless stricter requirements as to their form are required by mandatory law. This shall also apply to any waiver of compliance with the provisions of this Section 17.8.3.

[Signature pages to follow]

15 January 2026

Klöckner & Co SE

/s/ Guide Kerkhoff	/s/ Dr. Oliver Falk
By: Guide Kerkhoff Function: Chief Executive Officer	By: Dr. Oliver Falk Function: Chief Financial Officer

[Signature Page to Business Combination Agreement]

15 January 2026

Worthington Steel GmbH

/s/ Roman Dominik Brück
By: Roman Dominik Brück Function: Managing Director

[Signature Page to Business Combination Agreement]

15 January 2026

Worthington Steel, Inc.

/s/ Timothy A. Adams
By: Timothy A. Adams Function: Vice President and Chief Financial Officer

[Signature Page to Business Combination Agreement]